EXHIBIT 107

Calculation of Filing Fee Tables

424B7

(Form Type)

LIBERTY ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c)	14,500,000	$15.74	$228,230,000	0.0000927	$21,156.92
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$228,230,000		$228,230,000
	Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,156.92

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), registration statement on Form S-3ASR (Registration No. 333-264559) also covers any additional common shares which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transactions with respect to the securities being registered pursuant to that registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices as reported by the New York Stock Exchange on April 25, 2022.

(3)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-264559) paid with the filing of this prospectus supplement.